Exhibit 99(c)(5)

Project Oak Tree

Potential Buyers Contact Summary

Thomas Weisel Partners

MERCHANT BANKING

Champions of Growth

January 26, 2006

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Potential Tier II Partners

Strategic Buyers

Declined

Names to Contact	Made Contact	Sent Teaser / NDA	Decline	NDA Executed	Mgmt. Presentation	Comments
Total 0	0	0	0	0	0	

Thomas Weisel Partners
MERCHANT BANKING
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Project Oak Tree

Potential Buyers Contact Summary

[LOGO]

Champions of Growth

January 26, 2006

Potential Buyers Contact Summary

Strategic Buyers Contact Summary – Tier I

		Made	Sent		NDA	Mgmt.
Names to Contact		Contact	Teaser / NDA	Decline	Executed	Presentation	Comments

ACCESS		x					Will hear back later this month.
Siemens							Hold off for now.
Telcordia Technologies							TWP meeting on 1/24 - likely to be acquisitive

Total	3	1	0	0	0	0

Declined

Made	Sent	NDA	Mgmt.
Names to Contact	Contact	Teaser / NDA	Decline	Executed	Presentation	Comments

Alcatel	x	x	x	Implicit decline.
Comverse	x	x	x	Familiar with Oak Tree; focused on integrating Kenan acquisition; “Not the right time”.
F5 Networks	x	x	Implicit decline.
Intellisync	x	x	x	Getting acquired by Nokia.
LogicaCMG	x	x	Likely implicit decline - being reviewed by senior board members.
Lucent	x	x	x	Sector is generally of interest but prefer organic and other “viable”
opportunities.
Motorola	x	x	x	Not interested; sector is of interest but “not the right time”.
Openwave	x	x	Declined; Pursuing organic initiatives.
Nortel	x	x	x	Declined.

Total	9	9	6	9	0	0

[LOGO]

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Potential Buyers Contact Summary

Financial Buyers Contact Summary – Tier I

		Made	Sent		NDA		Mgmt.
Names to Contact		Contact	Teaser / NDA	Decline	Executed		Presentation	Comments

Austin Ventures		x	x		x		x	Sent requested information; Will provide feedback next week
Total	1	1	1	0	1	0	1

Declined

Made	Sent	NDA	Mgmt.
Names to Contact	Contact	Teaser / NDA	Decline	Executed	Presentation	Comments

Accel/KKR	x	x	x	Lack of scale; negative cash flow; might need additional
investment.
Battery Ventures	x	x	x	Declined; Lack of scale.
BCE Capital	x	x	Focused on early stage
Edgestone Capital Partners	x	x	x	Declined.
Francisco Partners	x	x	Declined; lack of scale.
Garnett & Helfrich Capital	x	x	x	Declined; Busy integrating Ingres.
Golden Gate Capital	x	x	x	Declined.
Insight Venture Partners	x	x	x	Declined; Cited lack of QoQ growth as the primary reason.
Jefferson Partners	x	x	x	Focused on early stage opportunities in the near term
Shah Capital	x	x	x	Subscale / negative cash flows / uncomfortable with using Oak Tree as a platform, given assumption that they’d likely need to complement with additional acquisitions.
The Gores Group	x	x	x	x	x	Declined; Lack of scale.
Vector Capital	x	x	x
Declined due to lack of scale. Take private economics are appealing only above a $40M run rate.

Total	12	12	10	12	1	1

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Potential Tier II Partners

Strategic Buyers

Made	Sent	NDA	Mgmt.
Names to Contact	Contact	Teaser / NDA	Decline	Executed	Presentation	Comments

Cisco Systems	x	x	Sent additional product related information
MetaSolv Software	x	x	Initiated contact; Sent teaser.
Redknee	Barry Reiter to contact Chairman of Board (John Philips).
Sybase	x	Initiated contact - on vacation till end of the month
VeriSign	x	Will schedule time to discuss in greater detail.

Total	5	4	2	0	0	0

Declined

		Made	Sent		NDA	Mgmt.
Names to Contact		Contact	Teaser / NDA	Decline	Executed	Presentation	Comments

Total	0	0	0	0	0	0

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